Exhibit 107

Calculation of Filing Fee Table

Form F-1
…………..
(Form Type)

SuperCom Ltd.
……………………………………………………..
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(4)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 2.5 per share(3)(4)	457(o)	–	–	$10,000,000	0.0001102	$1,102
Equity	Warrants to purchase ordinary shares(2)(6)	457(g)	–	–	–	–	–
Equity	Pre-funded warrants to purchase ordinary shares(2)(4)(5)	–	–	–	–	–	–
Equity	Ordinary shares, par value NIS 2.5 per share, underlying Warrants(3)(7)	457(g)	–	–	$10,000,000	0.0001102	$1,102
Equity	Ordinary shares, par value NIS 2.5 per share, underlying Pre-Funded Warrants(3)(4)(5)	–	–	–	–	–	–
Equity	Placement Agent Warrants to purchase ordinary shares(7)	457(g)	–	–	–	–	–
Equity	Ordinary shares, par value NIS 2.5 per share, underlying Placement Agent Warrants(3)(8)	457(o)	–	–	$600,000	0.0001102	$66.12
Total Offering Amounts					$30,000,000		$2,270.12
Total Fee Offsets							–
Net Fee Due							$2,270.12

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(3)
In addition to the ordinary shares set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such additional number of ordinary shares as may become issuable by reason of any share splits, share dividends or similar transactions.

(4)
The proposed maximum aggregate offering price of the ordinary shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ordinary shares issued in the offering and ordinary shares issuable upon exercise of the Warrants. As such the proposed maximum offering price of the ordinary shares and Pre-Funded Warrants (including the ordinary shares issuable upon exercise of the Pre-Funded Warrants) if any, is $10,000,000.

(5)
The registrant may issue Pre-Funded Warrants to purchase ordinary shares in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which ordinary shares are being sold to the public in this offering, minus $0.00001, which constitutes the pre-funded portion of the exercise price of the Pre-Funded Warrants, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.00001 per share (subject to adjustment as provided for therein).

(6)
Each ordinary share, or a Pre-Funded Warrant in lieu thereof, is being sold together with a Warrant to purchase ordinary share. The ordinary shares and Warrants are immediately separable and will be issued separately in the offering, but must be purchased together in the offering.

(7)
We have agreed to issue to the placement agent warrants to purchase the number of ordinary shares in the aggregate equal to six percent (6%) of the ordinary shares and/or Pre-Funded Warrants to be issued and sold in this offering).

(8)
The placement agent’s warrants are exercisable for a price per share equal to 6% of the public offering price in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the placement agent’s warrants is $600,000, which is equal to 6% of $10,000,000 (6% of the proposed maximum aggregate offering price of $10,000,000).